CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated February 19, 2016 on the financial statements and financial highlights of Touchstone Variable Series Trust (comprising, respectively, the Touchstone Active Bond Fund, Touchstone Large Cap Core Equity Fund, Touchstone Focused Fund, Touchstone Aggressive ETF Fund, Touchstone Conservative ETF Fund, and Touchstone Moderate ETF Fund), included in the Annual Report to Shareholders for the fiscal year ended December 31, 2015, in Post-Effective Amendment Number 42 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 33-76566), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
April 21, 2016